THIS NOTICE IS IMPORTANT AND REQUIRES THE IMMEDIATE ATTENTION OF SEDGWICK
 BONDHOLDERS.
 When considering what action they should take, Sedgwick Bondholders are recommended immediately to seek their own financial advice from their stockbroker, bank manager, solicitor, accountant or other independent professional adviser authorised under the Financial Services Act 1986.

                        NOTICE TO THE HOLDERS OF THE
       POUND STERLING41,500,000 71/4 PER CENT. CONVERTIBLE BONDS 2008
                           OF SEDGWICK GROUP PLC

                          RECOMMENDED CASH OFFERS

                                     by

                J.P. MORGAN AND DONALDSON, LUFKIN & JENRETTE

                                on behalf of

                      MARSH & MCLENNAN COMPANIES, INC.

                                    for

                             SEDGWICK GROUP PLC

 Reference is made to the offer document dated 4 September 1998 (the OFFER DOCUMENT) setting out the terms of the recommended cash offers on behalf of Marsh & McLennan Companies, Inc. for all the issued and to be issued ordinary share capital of Sedgwick and for all the outstanding Sedgwick Convertible Bonds.

 Acceptances have been received in respect of more than 90 per cent. of the Sedgwick Convertible Bonds to which the Convertible Offer relates. Accordingly, Marsh & McLennan intends to acquire compulsorily all of the outstanding Sedgwick Convertible Bonds under the provisions of the UK Companies Act 1985. Sedgwick Bondholders who have already validly accepted the Convertible Offer in respect of all their Sedgwick Convertible Bonds should ignore this notice and need take no further action.

 Sedgwick Bondholders who have not already done so may wish to accept the Convertible Offer, rather than wait until Marsh & McLennan compulsorily acquires their Sedgwick Convertible Bonds which have not been assented to the Convertible Offer. The procedure for acceptance of the Convertible Offer is set out in the Offer Document. Copies of the Offer Document and Acceptance Forms are available for collection as provided in the Offer Document, including from Computershare Services plc, 5-10 Great Tower Street, London EC3R 5ER; Bank of New York, 101 Barclay Street, New York, New York 10286; The Chase Manhattan Bank, Chaseside, Bournemouth BH7 7DB; The Chase Manhattan Bank Luxembourg S.A., 5 rue Plaetis, L-2338 Luxembourg Grund; and Lloyds Bank Registrars, The Causeway, Worthing, West Sussex BN99 6DA.

 Subject as stated in the statutory notice set out below, Marsh & McLennan will be entitled and bound to acquire all non-assented Sedgwick Convertible Bonds in bearer form in due course. The terms of the compulsory acquisition are set out in the statutory notice.

 COMPANIES FORM No. 429(4)
                                                                        429(4)
 NOTICE TO NON-ASSENTING BONDHOLDERS
 Pursuant to section 429(4)of the Companies Act 1985 as inserted by Schedule 12 to the Financial Services Act 1986

 To: The holders of Sedgwick Convertible Bonds (as defined below) in bearer form who have not validly accepted Marsh & McLennan Companies, Inc.'s Convertible Offer (as defined below) dated 4 September 1998

 A takeover offer (the "Convertible Offer") was made on 4 September 1998 on behalf of Marsh & McLennan Companies, Inc. (the "Offeror") for all the outstanding 71/4 per cent. Convertible Bonds 2008 (the "Sedgwick
 Convertible Bonds") of Sedgwick Group plc (the "Company").

 The Offeror has within four months of making the Convertible Offer acquired or contracted to acquire not less than nine-tenths in nominal value of the Sedgwick Convertible Bonds to which the Convertible Offer relates. The Offeror gives notice that it now intends to exercise its right under section 429 of the Companies Act 1985 to acquire the Sedgwick Convertible Bonds held by you.

 The terms of the Convertible Offer are set out in the offer document dated 4 September 1998 sent to the Company's shareholders and to holders of Sedgwick Convertible Bonds on behalf of the Offeror. They provide for the following consideration:

      FOR EACH POUND STERLING NOMINAL VALUE OF SEDGWICK CONVERTIBLE BONDS 123 PENCE IN CASH

 Under the terms of the Convertible Offer, holders of Sedgwick Convertible Bonds (other than US Persons and certain other overseas persons) who validly accept the Convertible Offer may elect, subject to the limits described in the offer document, to receive loan notes instead of some or all of the cash consideration. Such loan notes will be issued by the Offeror on the following basis:

      FOR EACH POUND STERLING OF CASH CONSIDERATION
      POUND STERLING NOMINAL OF LOAN NOTES

 As the terms of the Convertible Offer include a choice of consideration, you should (unless you are a US Person or other overseas person not entitled to elect to receive loan notes) within six weeks of the date of this notice inform the Offeror in writing at Computershare Services PLC, PO Box 859, Consort House, East Street, Bedminster, Bristol BS99 1XZ which of the choices you wish to accept. If you fail to make such a choice and do not make application to the court (see below) the Offeror will acquire your Sedgwick Convertible Bonds on the following terms:

    FOR EACH POUND STERLING NOMINAL VALUE OF SEDGWICK CONVERTIBLE BONDS 123 PENCE IN CASH

 NOTE YOU ARE ENTITLED UNDER SECTION 430C OF THE COMPANIES ACT 1985 TO MAKE APPLICATION TO THE COURT WITHIN SIX WEEKS OF THE DATE OF THIS NOTICE FOR AN ORDER EITHER THAT THE OFFEROR SHALL NOT BE ENTITLED AND BOUND TO ACQUIRE YOUR SEDGWICK CONVERTIBLE BONDS OR THAT DIFFERENT TERMS TO THOSE OF THE CONVERTIBLE OFFER SHALL APPLY TO THE ACQUISITION. IF YOU ARE CONTEMPLATING SUCH AN ACTION, YOU MAY WISH TO SEEK LEGAL ADVICE.

 Signed    Gregory Van Gundy                           Date 6 November 1998
           For and on behalf of Marsh & McLennan
           Companies, Inc.

 Notices in similar form to this notice are today being posted to holders of Sedgwick Convertible Bonds in registered form.

 Any query or communication connected with this notice should be addressed to Computershare Services PLC, PO Box 859, Consort House, East Street, Bedminster, Bristol BS99 1XZ (tel 0117 305 1001).

 J.P. Morgan, Donaldson, Lufkin & Jenrette and Cazenove, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Marsh & McLennan and for no one else in connection with the Offers and will not be responsible to anyone other than Marsh & McLennan for providing the protections afforded to their respective customers nor for giving advice in relation to the Offers.

 The Convertible Offer is not being made, directly or indirectly, in or into Canada, Australia or Japan. Accordingly, this notice is not being published or otherwise distributed or sent to, into or from Canada, Australia or Japan.

 The members of the Offer Committee of Marsh & McLennan listed in the Offer Document accept responsibility for the information contained in this notice and to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this notice is in accordance with the facts and does not omit anything likely to affect the import of such information.

 Terms defined in the Offer Document have the same meanings in this notice unless the context requires otherwise.

 6 November 1998
 Issued by Marsh & McLennan Companies, Inc.

 J.P. Morgan and Donaldson, Lufkin & Jenrette have approved this notice solely for the purposes of Section 57 of the Financial Services Act 1986.